                                                                   EXHIBIT 10.10


                                                                January 22, 2004

The Board of Directors
Union Planters Corporation
6200 Poplar Ave.
Memphis, TN 38119

RE:  MODIFICATION OF MY RIGHTS UNDER THE SERP

Dear Sirs:

         Reference is hereby made to that certain Agreement and Plan of Merger by and among Union Planters Corporation ("Union Planters") and Regions Financial Corporation ("Regions") dated as of the date of this letter (the "Merger Agreement"). Capitalized terms used herein and not otherwise defined have the meanings set forth in the Employment Agreement Amended and Restated as of April 17, 1997, as amended as of September 26, 2000, and as of the date hereof, among me, Regions and Union Planters (the "Employment Agreement").

         The effectiveness of this letter agreement is subject to the consummation of the transactions contemplated by the Merger Agreement, and shall be effective on the Effective Date.

         This will confirm that, notwithstanding anything to the contrary in the Supplemental Executive Retirement Agreement, dated as of February 23, 1995, as amended April 17, 1999, August 31, 1999 and as of the date hereof, by and between the Company and me (the "SERP Agreement"), I agree that I will not be entitled to receive benefits under Section 2.6 of the SERP Agreement unless: (i) there occurs a Change in Control of Union Planters (or its successor, including the Company) other than the Merger, or (ii) other than as a result of termination of my employment by the Company for Cause as defined under Section
4.1 of the Employment Agreement or due to my death or Disability as defined in
Section 4.2(c) of the Employment Agreement or my termination of employment as contemplated by Section 4.4 of the Employment Agreement, (A) the Company fails to appoint me to the position of Chief Executive Officer of the Company upon the expiration of the Initial Period, (B) the Company removes me from the position of Chief Executive Officer before commencement of the Third Period, or (C) I fail to become the Chairman of the Board of Directors and Chief Executive Officer upon the expiration of the Second Period (with respect to clause (ii) hereof, the date of the "Change in Control" under the SERP Agreement will be deemed to be the date I receive notice of either such failure or removal). For purposes of clarity, this letter modifies only my entitlement to benefits in certain circumstances under Section 2.6 of the SERP Agreement, and has no impact on my rights to receive benefits under other Sections of the SERP Agreement, or any other plan or agreement."

         Please indicate your agreement with the foregoing by signing as indicated below.

                                          Sincerely,

                                          JACKSON W. MOORE

                                          /s/ Jackson W. Moore
                                          ------------------------------------



ACCEPTED AND AGREED:

UNION PLANTERS CORPORATION


/s/ Bobby L. Doxey
--------------------------------
By: Bobby L. Doxey
Title: Chief Financial Officer


                                       2